Zazove Convertible Securities Fund, Inc.
Semi Annual Report
June 30, 2004
(Unaudited)



ZAZOVE CONVERTIBLE SECURITIES FUND, INC.
TABLE OF CONTENTS
                                                        Page
HISTORICAL RETURNS                                         1
FINANCIAL STATEMENTS:
      Statement of Assets and Liabilities                  2
      Schedule of Investments                            3-5
      Statement of Operations                              6
      Statements of Changes in Net Assets                  7
      Notes to Financial Statements                     8-11
      DIRECTORS AND OFFICERS                              12


RELATIVE PERFORMANCE
6/30/99 to 6/30/04

[A graph illustrates the relative performance of the Fund verse the S&P 500, Russell 2000 and Lehman Aggregate Bond Index for the one year, three year and five year period ended June 30, 2004. As illustrated in the graph, during this period the Fund's return was +21.85%, +12.30% and +11.34%, respectively, while the return of the S&P 500 stock index was +19.11%, -0.70% and -2.21%, respectively, the return of the Russell
2000 stock index was +33.36%, +6.25% and +6.64%, respectively, and the return of the Lehman Brothers Aggregate Bond Index was +0.33%, +6.37% and +6.96%, respectively.]

Fund returns are presented after all fees and expenses. The returns of the S&P 500 stock index, the Russell 2000 stock index and the Lehman Aggregate Bond Index are presented after the reinvestment of dividends and interest. Past results are not a guarantee of future performance.




ZAZOVE CONVERTIBLE SECURITIES FUND, INC.
STATEMENT OF ASSETS AND LIABILITIES
June 30, 2004


ASSETS

INVESTMENT SECURITIES - At fair value
(cost $44,999,231) (Note 2)                          $  49,606,543

RECEIVABLES:
  Dividends                                                 41,948
  Interest                                                 221,096
  Investment securities sold                               331,165
  Prepaid insurance                                          2,303

     Total assets                                       50,203,055


LIABILITIES

PAYABLES:
  Capital shares redeemed                                1,511,342
  Due to brokers                                         3,744,026
  Professional fees                                         15,950
  Margin interest                                            2,657
  Due to Advisor                                             1,179
  Investment securities purchased                          958,410
  Other                                                      6,310

     Total liabilities                                   6,239,874

NET ASSETS                                           $  43,963,181


ANALYSIS OF NET ASSETS:
  Common stock ($.01 par value; 25,000,000 shares authorized;
    2,409,222 shares issued and outstanding)	     $      24,092
  Paid-in surplus                                       42,768,614
  Accumulated net realized losses on investments
    and securities sold short                           (3,669,043)
  Accumulated undistributed net investment gain            232,205
  Net unrealized appreciation on investments             4,607,312
NET ASSETS                                           $  43,963,181

NET ASSET VALUE PER SHARE
 (Based on 2,409,222 shares outstanding)	           $       18.25


See notes to financial statements.



ZAZOVE CONVERTIBLE SECURITIES FUND, INC.
SCHEDULE OF INVESTMENTS
June 30, 2004
                                          Principal/      Market
                                            Shares         Value
INVESTMENT SECURITIES - 113%

CONVERTIBLE PREFERRED STOCK - 36%

AUSTRALIA - 6%
National Australia Bank 7.875%                48,500   $1,719,810
Village Roadshow 6.500%                        1,500       54,000
Village Roadshow (144A) 6.500% (b)            22,500      810,000
     Total Australia                                    2,583,810

UNITED STATES - 30%
AES Trust VII 6.000% Due 05-15-08             50,000    2,250,000
Carriage Services Cap Trust 7.000%
   Due 06-01-29                               27,000    1,026,000
Fleetwood Capital Trust 6.000%
   Due 02-15-28                               25,000    1,118,750
Ford Motor Corp. Trust 6.500%
   Due 01-15-32 (d)                           27,000    1,478,520
Hercules Inc. 6.500% Due 06-30-29              1,220      944,430
McLeodUSA Inc. 2.500% Due 04-18-12            98,750      256,750
Metromedia Int'l Group, Inc. 7.250% (d)      156,000    1,731,600
Paxson Communications 9.750% Due 12-31-06         84      545,662
Quadramed Corp (144A) 5.500% (b)              48,000    1,224,000
Titanium Metals 6.645% Due 12-01-26 (e)       16,200      696,600
Washington Mutual 5.375% Due 05-01-41         33,000    1,780,185
    Total United States                                13,052,497

Total convertible preferred stock (cost- $13,578,567)  15,636,307

CONVERTIBLE BONDS - 62%

CANADA - 3%
Four Seasons Hotels 1.875% Due 07-30-24(d) 1,500,000    1,584,405

SINGAPORE - 1%
APP Finance VI Mauritius                  12,903,000      290,318
   0.000% Due 11-18-12 (a)(c)(d)

UNITED STATES - 58%

Affiliated Managers Group Inc.             1,700,000    1,697,875
   0.000% Due 05-07-21(c)(d)
Bunge Ltd Finance Corp.                    1,300,000    1,712,490
   3.750% Due 11-15-22(d)
Computer Associates International, Inc.    1,300,000    1,610,375
   5.000% Due 03-15-07(d)
Corning Inc.                               1,600,000    1,674,000
   4.875% Due 03-01-08 (d)(g)
Disney Walt Company                        1,600,000    1,714,000
   2.125% Due 04-15-23(d)
Eastman Kodak (144A)                       1,450,000    1,603,483
   3.375% Due 10-15-33 (b)(d)
GATX Corp.                                 1,000,000    1,150,130
   7.500% Due 02-01-07(d)
Halliburton                                1,000,000    1,074,250
   3.125% Due 07-15-23
IOS Capital LLC (144A)                     1,000,000    1,035,170
   5.000% Due 05-01-07 (b)
Johnson and Johnson                        1,700,000    1,312,128
   0.000% Due 07-28-20 (c)(d)(f)
Legg Mason                                 2,250,000    1,611,563
   0.000% Due 06-06-31 (c)(d)
Leucadia National (144A)                     750,000      748,125
   3.750% Due 04-15-14 (b)
Level Three Communications                 2,000,000    1,280,000
   6.000% Due 09-15-09
Lowe's Companies Inc.                      1,950,000    1,699,620
   0.000% Due 02-16-21 (c)(d)
Quanex (144A)                                500,000      533,125
   2.500% Due 05-15-34(b)
Scottish Annuity & Life Holdings           1,000,000    1,206,250
   4.500% Due 12-01-22
Silicon Valley Bancshares                    500,000      630,625
   0.000% Due 06-15-08(c)
Universal Health Services                  2,600,000    1,541,540
   0.426% Due 06-23-20
World Airways, Inc.                        1,400,000    1,680,000
   8.000% Due 12-30-09
        Total United States                            25,514,748

Total convertible bonds (cost - $25,095,755)           27,389,471

CONVERTIBLE BOND UNITS - 11%

GREAT BRITIAN - 2%
News Corp. 0.750% Due 03-15-23                 1,300    1,324,375

UNITED STATES - 8%
CenterPoint Energy 2.000% Due 09-15-29        50,000    1,646,000
General Motors 6.250% Series C Due 07-15-33   65,000    1,887,600
         Total United States                            3,533,600

Total convertible bond units (cost - $4,335,241)        4,857,975


COMMON STOCK - 4%

UNITED STATES - 4%
Ascent Assurance, Inc (d)                     12,359        6,448
Hybridon, Inc.                               209,618      136,252
Service Corp International                    70,627      520,521
Venturi Partners, Inc.                        81,864    1,053,999
      Total Common Stock (cost $1,978,091)              1,717,260


PREFERRED STOCK - (0%, cost $3,033)

GREAT BRITIAN - 0%
PTV Inc. $5.00                                   610        3,355


WARRANTS - (0%, cost - $8,544)

UNITED STATES -0%
McLeodUSA Inc.                                15,535        2,175


Total investment securities (cost - $44,999,231)       49,606,543

Other assets less liabilities - (13%)                  (5,643,362)

SHAREHOLDERS' CAPITAL - 100%                          $43,963,181

(a) This security is in default and interest is not being accrued on the position.
(b) 144A securities are those which are exempt from registration under Rule 144A of the U.S. Securities Act of 1933. These securities are subject to contractual or legal restrictions on their sale.
(c) Non-income producing securities.
(d) All or a portion of these securities are pledged as collateral for the margin account held by the custodian.
(e) Titanium Metal Inc. name changed from Timet Capital Trust.
(f) Alza Corp. acquired by Johnson & Johnson.
(g) Oak Industries, Inc. acquired by Corning, Inc.

Percentages are based upon the fair value as a percent of net
  Assets as of June 30, 2004.


See notes to financial statements.




ZAZOVE CONVERTIBLE SECURITIES FUND, INC.
STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2004


INVESTMENT INCOME:
  Interest                                              $  604,454
  Dividends                                                450,107
  Other                                                     26,782
     Total investment income                             1,081,343

EXPENSES:
  Management fees                                          382,845
  Margin interest                                           16,650
  Transfer agency fees                                      32,652
  Professional fees                                         19,941
  Custodian fees                                             4,927
  Director fees                                              4,500
  Insurance                                                  1,895
  Other                                                      1,674

     Total expenses                                        465,085

NET INVESTMENT INCOME                                      616,258

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
  Net realized gain on investments                         989,920
  Net change in unrealized depreciation of
   investments                                            (415,102)

     Net realized and unrealized gain on investments       574,818

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS    $1,191,076


See notes to financial statements.




ZAZOVE CONVERTIBLE SECURITIES FUND, INC.
STATEMENT OF CHANGES IN NET ASSETS
SIX MONTHS ENDED JUNE 30, 2004


OPERATIONS:
Net investment income                                   $  616,258
Net realized gain on investments                           989,920
Net change in unrealized depreciation of investments      (415,102)

Net increase in net assets resulting from operations     1,191,076


CAPITAL SHARE TRANSACTIONS:
Proceeds from shares sold                                4,849,158
Payments for shares redeemed                            (1,968,357)

Net increase in net assets resulting
 from capital share transactions                         2,880,802

NET INCREASE IN NET ASSETS                               4,071,878

NET ASSETS, beginning of period                         39,891,303

NET ASSETS, end of period (including accumulated
  undistributed net investment income of $232,205)     $43,963,181


See notes to financial statements.



ZAZOVE CONVERTIBLE SECURITIES FUND, INC.
NOTES TO FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2004

1.   ORGANIZATION

Zazove Convertible Securities Fund, Inc., a Maryland corporation (the "Fund") is registered under the Investment Company Act of 1940 as a nondiversified investment company that operates as a closed-end interval fund. The Fund's investment objective is to realize long-term growth, current income and the preservation of capital. The Fund will pursue this objective primarily through investing in a portfolio of convertible securities. The convertible strategy will focus primarily on opportunities in the United States of America, although the Fund may hold foreign securities. Zazove Associates, L.L.C. is the Fund's investment advisor (the "Investment Advisor"). The Fund initially acquired its portfolio pursuant to a merger whereby Zazove Convertible Fund, L.P., a Delaware limited partnership registered under the Investment Company Act of 1940, was merged into the Fund on January 1, 1999.

2.   SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation-The Fund's financial statements have been prepared using the accrual basis of accounting.

Use of Estimates-The Fund's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements requires the Fund's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

Valuation of Securities-Securities traded on national securities exchanges are valued at the last reported sales price or, if there are no sales, at the mean between the bid and ask prices. Securities traded over the counter are valued at the average of the highest current independent bid and lowest current independent offer reported upon the close of trading on that day. If the market for a security exists predominantly through a limited number of market makers, the security is valued by attaining an independent bid and offer from at least two market makers in the security and valuing the security at the mid-point of the quote that, under the circumstances and in the good faith judgment of the Board of Directors, represents the fair value of the security. Securities for which market quotations are not available are valued at a fair value as determined in good faith by the Investment Advisor with the oversight by the Board of Directors pursuant to Board of Directors' approved procedures.

Cash and Cash Equivalents-Cash and cash equivalents include cash and money market investments.

Investment Transactions and Income-Security transactions (including securities sold short) are recorded on the trade date. Realized gains or losses from sales of securities (including securities sold short) are determined on an identified cost basis. Dividend income is recognized on the ex-dividend date. Interest income and expense are recognized on the accrual basis. Bond discount is accreted and premium is amortized over the expected life of each applicable security using the effective interest method. Distributions from the Fund are recorded on the ex-distribution date.

3.   CAPITAL SHARE TRANSACTIONS

The Fund is authorized to issue up to 25,000,000 shares of common stock, $0.01 par value. Shareholders are entitled to one vote per share on all corporate issues put to vote of the shareholders, although the Fund does not contemplate holding annual meetings to elect directors or for any other purpose.

Shares may be purchased as of the first business day of each month upon approval of the Board of Directors at the then net asset value per share. All subscription funds received after the first business day of the month will be added to the general funds of the Fund at the beginning of the following month.

On a quarterly basis, the Fund will offer to repurchase no less than 5% and no more than 25% of the Fund's outstanding shares at the then net asset value per share. Notice of the terms and conditions of each quarterly repurchase offer are sent to the shareholders in advance of the offer. The Fund may impose a 2% fee on the redemption of fund shares held for less than one year. This fee is intended to compensate the Fund for expenses related to such redemption. Shares are redeemed by treating the shares first acquired by a shareholder as being redeemed prior to shares acquired by such shareholders thereafter.

In the case of the termination of the Fund, distributions to the shareholders will be made in proportion to their respective share ownership after the payment of all Fund creditors.

Analysis of Changes in Shares

 Shares sold                                               264,455
 Shares redeemed                                          (107,397)

 Net increase                                              157,058

 Shares outstanding at the beginning of year             2,252,164

 Shares outstanding as of June 30, 2004                  2,409,222


4.   MANAGEMENT AGREEMENT AND OTHER TRANSACTIONS WITH AFFILIATES

Zazove Associates, L.L.C. has been engaged as the Fund's Investment Advisor pursuant to the terms of an Investment Advisory Agreement. As Investment Advisor to the Fund, Zazove Associates, L.L.C. will receive management fees based on the following management fee schedule. Management fees are computed and paid on a monthly basis.

                                        Net Assets
                                         in Excess
                                      of $20,000,000   Net Assets
                 First $20,000,000        up to       in Excess of
 Net Assets        in Net Assets        $70,000,000    $70,000,000

Annual management
 fee rate               2.00%              1.50%          1.00%

The Fund bears all normal direct costs and expenses of its operations including: management fees; brokerage commissions; custodian fees; transfer agency fees; legal, audit, accounting and tax preparation expenses; applicable state taxes and other operating expenses such as regulatory filing fees and costs for communications with shareholders. The Fund will not incur costs and expenses associated with the offering of shares in the Fund. The custodian fees and transfer agent fees are paid to UMB Bank, N.A.

The overall responsibility for the management and operation of the Fund is vested in the Board of Directors (the "Board"). The Board consists of five directors: Gene T. Pretti, Steven M. Kleiman, Andrew J. Goodwin III, Jack L. Hansen, and Peter A. Lechman. Each of the three directors who are not affiliated with the Investment Advisor will receive $3,000 annually for their service to the Fund.

Gene T. Pretti, President, and Steven M. Kleiman, Secretary and Treasurer, are the principal officers of the Fund and are responsible for the day-to-day supervision of the business and affairs of the Fund. Except for certain actions requiring the approval of the shareholders or the Board of Directors, the principal officers of the Fund have the power and authority to take all actions deemed necessary and appropriate to pursue the Fund's objective.

Shareholders in the Fund will be unable to exercise any management functions. Management of the Fund is vested exclusively with the Board of Directors. There will not be any shareholder vote unless required by the Investment Company Act of 1940.

5.   INCOME TAXES

It is the Fund's policy to comply with the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income and capital gains to the Fund's shareholders. Therefore, no provision for federal income taxes has been made.

The Fund intends to utilize provisions of the federal income tax law which allow it to carry a realized capital loss forward for eight years following the year of the loss and offset such losses against any future realized capital gains. At December 31, 2003, the Fund had an accumulated capital loss carryforward for tax purposes of $4,121,222, of which $1,523,170 will expire on December 31, 2009, $642,663 will expire on December 31, 2010 and $1,955,389 will expire on December 31, 2011.

Net realized gains or losses may differ for financial and tax reporting purposes as a result of post October 31 losses which are not recognized for tax purposes until the first day of the following fiscal year, losses relating to wash sale transactions, and differences between book and tax amortization for premium and market discount. Where appropriate, reclassifications between net asset accounts are made for such differences that are permanent in nature.

At December 31, 2003, the Fund had undistributed ordinary income of $823,072 for tax purposes.

At June 30, 2004, the cost and related gross unrealized appreciation and depreciation for federal income tax purposes are as follows:

  Cost of investments for tax purposes                 $45,240,161
  Gross tax unrealized appreciation                     $6,293,902
  Gross tax unrealized depreciation                     (1,927,520)
  Net tax unrealized appreciation on investments        $4,366,381

6.   INVESTMENT TRANSACTIONS

For the six months ended June 30, 2004, purchases of investment securities and proceeds from sales of investment securities
(excluding short-term securities) were $16,622,280 and $10,118,927, respectively. There were no purchases or sales of long-term U.S.
government securities.

7.   OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Fund engages in the short sale of securities. Securities sold short, not yet purchased, represent obligations of the Fund that result in off-balance-sheet risk as the ultimate obligation may exceed the amount shown in the accompanying financial statements due to increases in the market values of these securities. These short positions are generally hedged positions against portfolio holdings and, as a result, any increase in the Fund's obligation related to these short positions will generally be offset by gains in the related long convertible positions. At June 30, 2004, the Fund did not hold any short positions.

At June 30, 2004, the Fund's top five industry concentrations
(as a percentage of investment securities at fair value) were as follows:

  Diversified Financials                                      9.0%
  Utility and Electric                                        7.9%
  Autos                                                       6.8%
  Misc. Media                                                 6.2%
  Software and Applications & Systems                         5.7%

Since the Fund does not clear its own investment transactions, it has established an account with a third-party custodian (UMB Bank, N.A.) for this purpose. The resulting concentration of credit risk is mitigated by the custodian's obligation to comply with the rules and regulations of the Securities and Exchange Act of 1934. In addition, the Fund has established an account with a brokerage firm (Bear Stearns Securities Corp.) for the purpose of purchasing securities on margin. At June 30, 2004, the Fund owed the brokerage firm $3,744,026 for securities purchased on margin (reflected as due to brokers in the statement of assets and liabilities). The Fund has pledged sufficient securities as collateral for the margin account held by the custodian. The Fund pays interest on any margin balance, which is calculated as the daily margin account balance times the broker's margin interest rate. Interest is charged on payable balances at a rate equal to the Federal Funds rate (1.500% at June 30, 2004) plus 30 basis points. For the six months ended June 30, 2004, margin interest expense was $16,650.

8. PROXY VOTING POLICIES

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available (i) without charge, upon request, by calling toll-free at
800.217.2978 and (ii) on the Commission's website at
http://www.sec.gov.
                          * * * * * *






ZAZOVE CONVERTIBLE SECURITIES FUND, INC.

DIRECTORS                      Andrew  J. Goodwin, III
                               Jack L. Hansen
                               Steven M. Kleiman
                               Peter A. Lechman
                               Gene T. Pretti

OFFICERS                       Gene T. Pretti
                               Steven M. Kleiman

INVESTMENT ADVISOR             Zazove Associates, LLC
                               940 Southwood Blvd., Suite 200
                               Incline Village, NV  89451

CUSTODIAN                      UMB Bank N.A.
                               928 Grand Avenue
                               Kansas City, MO  64106

INDEPENDENT ACCOUNTANTS        Deloitte  Touche LLP
                               Two Prudential Plaza
                               180 Stetson Avenue
                               Chicago, IL  60601

DIVIDEND-DISBURSING            UMB Fund Services, Inc.
AND TRANSFER AGENT             803 W. Michigan Street, Suite A
                               Milwaukee, WI  53233-2301